EXHIBIT 16


January 6, 2005

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for ManagedStorage International, Inc., who is considered to be the accounting acquiror in the transaction, consummated on August 18, 2004, whereby ManagedStorage International, Inc. became a wholly-owned subsidiary of Incentra Solutions, Inc. On October 28, 2004, we notified Incentra Solutions, Inc. of our resignation as the principal accountant of ManagedStorage International, Inc. effective upon the issuance of our report on the financial statements of ManagedStorage International, Inc. as of and for the year ended December 31, 2003. Our report was issued on January 6, 2005. We have read Incentra Solutions, Inc.'s statements included under Item 4.01 of its Form 8-K/A dated October 28, 2004, as filed with the Commission on January 7, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Incentra Solutions' statement that the change was approved by the board of directors.

Very truly yours,


/s/ KPMG LLP